NORTHROP GRUMMAN CORPORATION

EXHIBIT 15

LETTER FROM INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

July 27, 2022

The Board of Directors and Stockholders of Northrop Grumman Corporation

Northrop Grumman Corporation
2980 Fairview Park Drive
Falls Church, Virginia 22042

We are aware that our report dated July 27, 2022, on our review of the interim financial information of Northrop Grumman Corporation and subsidiaries appearing in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, is incorporated by reference in Registration Statement Nos. 033-59815, 033-59853, 333-67266, 333-100179, 333-107734, 333-121104, 333-125120, 333-127317, 333-175798 on Form S-8, 333-237504 on Form S-3, and 333-264549 on Form S-4.

/s/ Deloitte & Touche LLP
McLean, Virginia